Exhibit 99.1

Contact:	800 S. Douglas Road, 12th Floor
J. Marc Lewis, Vice President-Investor Relations	Coral Gables, Florida 33134
305-406-1815	Tel: 305-599-1800
305-406-1886 fax	Fax: 305-406-1960
marc.lewis@mastec.com	www.mastec.com

For Immediate Release

MasTec Announces Second Quarter Results with Increased Earnings, Margins and Backlog

•	Full-year Revenue Guidance Increased to $4.15 Billion

•	Q2 Continuing Operations Adjusted EBITDA of $110 Million-An Increase of 31%

•	Q2 Continuing Operations Adjusted EBITDA Margin of 11.2%-A 280 Basis Points Improvement

•	Q2 Continuing Operations Adjusted Diluted EPS of $0.47-An Increase of 21%

•	Full Year 2013 Continuing Operations Adjusted EBITDA Guidance Raised to $448 Million-An Increase of 33% over 2012

•	Full Year 2013 Continuing Operations Adjusted Diluted EPS of $1.88-An Increase of 23% over 2012

•	Backlog of $4.1 Billion-An Increase of 34% Compared to $3.1 Billion a Year Ago

Coral Gables, FL (August 1, 2013) — MasTec, Inc. (NYSE: MTZ) today announced 2013 second quarter financial results with improved earnings, margins and record backlog.

Revenue for the 2013 second quarter was $978 million compared to $989 million for the second quarter of 2012, with most segments showing strong, double-digit growth over last year. The Electrical Transmission segment revenue was up 33%, Communications was up 15% and Oil and Gas was up 13% over last year. The Power Generation and Industrial segment, as expected, had a revenue reduction of $135 million as a result of much lower wind farm construction work related to uncertainties over the extension of wind-farm tax benefits that were not resolved until the end of 2012.

Second quarter 2013 continuing operations diluted earnings per share was $0.42 compared to $0.38 for the second quarter of 2012, an increase of 11%. In computing the second quarter non-GAAP financial measures used in this press release, a final legacy Sintel Spanish litigation charge as well as non-cash stock compensation expense are excluded. Second quarter continuing operations adjusted diluted earnings per share, a non-GAAP measure, was $0.47, compared to $0.39 last year, an increase of 21%. Adjusted EBITDA, a non-GAAP measure, was $110 million, compared to $84 million for the second quarter of 2012, an increase of 31%. Second quarter 2013 continuing operations adjusted EBITDA margin was 11.2% compared to 8.4% a year ago. A reconciliation to GAAP measures is attached.

Jose R. Mas, MasTec’s Chief Executive Officer, commented, “MasTec had an excellent second quarter in terms of revenue, earnings and margins. Also, we have had significant growth in backlog, especially in our Oil and Gas and Electrical Transmission segments, which validates the investments we have made in these high growth segments. We completed a strategic oil and gas acquisition in Canada with the previously announced purchase of Big Country Energy Services, which increases our scale and ability to handle large pipeline and facilities projects in the important Canadian and Bakken markets. We are pleased with our strong market position and we expect that 2013 will be a record year.”

C. Robert Campbell, MasTec’s Executive Vice President and CFO, added, “We were pleased with the second quarter 11.2% continuing operations adjusted EBITDA margin compared to 8.4% last year. We have been telling investors for some time that 2013 should be a year with significant margin expansion; therefore, it was gratifying to have a 280 basis points improvement in total company EBITDA margin despite having revenue, utilization and margin challenges within our Power Generation and Industrial segment. Cash flow over the rest of the year should improve because our capital expenditures are somewhat front-end loaded this year and our quarter-end accounts receivable collections were temporarily adversely affected by delayed customer payments due to flooding in Calgary, Canada. We currently expect improved cash flow and a reduction in net debt of $100 million or greater over the remainder of the year.”

During the second quarter of 2013, MasTec completed the settlement of its legacy Sintel litigation, taking place in Spain, which dates back to 2001. The second quarter pre-tax charge related to the final Sintel settlement was $2.8 million, primarily for foreign currency translation changes since the tentative settlement, which is in addition to the $9.6 million pre-tax Sintel litigation charge incurred in the third quarter of 2012. Our second quarter continuing operations adjusted results exclude the $2.8 million pre-tax Sintel litigation settlement expense which has a 2 cents impact on diluted earnings per share.

Also during the second quarter, the Company entered into an agreement with the previous owners of EC Source to establish an incentive program for the employees of EC Source, our large project electrical transmission company. In connection with this program, the previous owners contributed cash and common stock from the original purchase transaction back to MasTec. Under applicable accounting rules, MasTec must expense the seller-contributed stock issued under the incentive program even though it had no real economic cost to the Company. We currently expect total non-cash stock compensation expense to increase from about $4 million in 2012 up to about $13 million in 2013, primarily driven by the new EC Source incentive program. Accordingly, to increase the comparability of our 2013 results, our adjusted results exclude this expense. Our second quarter continuing operations adjusted results exclude $4.3 million pre-tax non-cash stock compensation expense which has a 3 cents impact on diluted earnings per share.

For full year 2013, we are raising our revenue guidance to $4.15 billion, continuing operations adjusted EBITDA guidance to $448 million and continuing operations adjusted diluted earnings per share guidance to $1.88. The continuing operations adjusted EBITDA margin is currently estimated at 10.8%. The Company’s full year guidance includes the impact of the Canadian Big Country acquisition that closed on May 30 and now excludes non-cash stock compensation expense. The guidance also includes higher interest costs reflecting the increased dollar amount of senior notes outstanding due to our 2013 first quarter $400 million senior notes issuance and higher depreciation expense due to greater capital expenditures and capital leases related to increased investment in support of anticipated large contracts in oil and gas and electrical transmission for 2013 and beyond.

For the third quarter of 2013, the Company expects revenue of approximately $1.15 billion. Third quarter 2013 continuing operations adjusted EBITDA is estimated to be $135 million with continuing operations adjusted diluted earnings per share of approximately $0.60. Third quarter continuing operations adjusted EBITDA margin is currently estimated to be 11.7%.

The guidance above excludes the first quarter loss on extinguishment of debt, the second quarter legacy Sintel Spanish litigation charge and all non-cash stock compensation expense. A reconciliation to GAAP measures is attached, along with additional information on the “Presentations/Webcasts” tab of the “Investors” page of www.mastec.com.

Management will hold a conference call to discuss these results on Friday, August 2, 2013 at 9:00 a.m. Eastern time. The call-in number for the conference call is (913) 312-0696 and the replay number is (719) 457-0820, with a pass code of 8972250. The replay will be available for 30 days. Additionally, the call will be broadcast live over the Internet and can be accessed and replayed through the Investors section of the Company’s website at www.mastec.com.

Summary financial statements for the quarters are as follows:

Condensed Unaudited Consolidated Statements of Operations

(In thousands, except per share amounts)

	For the Three Months Ended June 30,
	2013	2012
Revenue	$977,624	$988,874
Costs of revenue, excluding depreciation and amortization	822,655	868,504
Depreciation and amortization	33,602	21,763
General and administrative expenses	51,900	38,374
Interest expense, net	11,838	9,487
Loss on extinguishment of debt	—	—
Other expense (income), net	322	(366)

Income from continuing operations before provision for income taxes	$57,307	$51,112
Provision for income taxes	(21,776)	(19,948)

Income from continuing operations before non-controlling interests	$35,531	$31,164
Discontinued operations:
(Loss) income from discontinued operations, net of tax, including impairment charges and loss on disposal	$(484)	$(1,075)

Net income	$35,047	$30,089

Net income (loss) attributable to non-controlling interests	106	(3)

Net income attributable to MasTec, Inc.	$34,941	$30,092

Earnings per share:

Basic earnings (loss) per share:
Continuing operations	$0.46	$0.39

Discontinued operations	(0.01)	(0.01)

Total basic earnings per share	$0.46	$0.37

Basic weighted average common shares outstanding	76,741	80,249

Diluted earnings (loss) per share:
Continuing operations	$0.42	$0.38
Discontinued operations	(0.01)	(0.01)

Total diluted earnings per share	$0.41	$0.37

Diluted weighted average common shares outstanding	84,558	82,466

Condensed Unaudited Consolidated Balance Sheets

(In thousands)

	June 30, 2013	December 31, 2012
Assets
Current assets	$1,250,479	$1,029,939
Current assets of discontinued operations	21,763	18,591
Property and equipment, net	470,544	350,378
Goodwill and other intangibles, net	1,028,908	963,210
Available for sale auction rate securities	9,341	14,408
Other assets	32,355	32,105
Long-term assets of discontinued operations	7,516	7,648

Total assets	$2,820,906	$2,416,279

Liabilities and Shareholders’ Equity
Current liabilities	$788,703	$703,367
Current liabilities of discontinued operations	9,905	10,679
Acquisition-related contingent consideration, net of current portion	115,580	135,712
Long-term debt	806,497	546,323
Long-term deferred tax liabilities, net	141,302	119,388
Other liabilities	38,606	38,875
Shareholders’ equity	920,313	861,935

Total liabilities and shareholders’ equity	$2,820,906	$2,416,279

Condensed Unaudited Consolidated Statements of Cash Flows

(In thousands)

	Six Months Ended June 30,
	2013	2012
Net cash provided by (used in) operating activities	$14,567	$(4,244)
Net cash (used in) provided by investing activities	(180,865)	56,900
Net cash provided by (used in) financing activities	153,410	(56,066)

Net decrease in cash and cash equivalents	(12,888)	(3,410)
Net effect of currency translation on cash	(274)	(56)
Cash and cash equivalents-beginning of period	26,767	20,280

Cash and cash equivalents-end of period	13,605	16,814

Cash and cash equivalents of discontinued operations	310	386

Cash and cash equivalents of continuing operations	$13,295	$16,428

Reconciliation of Non-GAAP Disclosures and Supplemental Disclosures-Unaudited

(In millions, except for percentages and per share amounts)

EBITDA and Adjusted EBITDA Reconciliation	Three Months Ended		Three Months Ended
	June 30, 2013		June 30, 2012
	Total	Percent of Revenue	Total	Percent of Revenue
Income from continuing operations before non-controlling interests	$35.5	3.6%	$31.2	3.2%
Interest expense, net-continuing operations	11.8	1.2%	9.5	1.0%
Provision for income taxes-continuing operations	21.8	2.3%	19.9	2.0%
Depreciation and amortization-continuing operations	33.6	3.4%	21.8	2.2%

EBITDA-continuing operations	$102.7	10.5%	$82.4	8.3%
Sintel litigation settlement expense	2.8	0.3%	—	0.0%
Non-cash stock compensation expense	4.3	0.4%	1.2	0.1%

Adjusted EBITDA-continuing operations	$109.8	11.2%	$83.5	8.4%

Adjusted Net Income and Adjusted Diluted EPS Reconciliations	Three Months Ended
	June 30,
Adjusted Net Income Reconciliation	2013	2012
Income from continuing operations before non-controlling interests	$35.5	$31.2
Sintel litigation settlement expense, net of tax	1.7	—
Non-cash stock compensation expense, net of tax	2.6	0.7

Adjusted income from continuing operations	$39.9	$31.9

(Loss) income from discontinued operations, net of tax	(0.5)	(1.1)

Adjusted net income	$39.4	$30.8

Adjusted Diluted EPS Reconciliation
Diluted earnings per share-continuing operations	$0.42	$0.38
Sintel litigation settlement expense, net of tax	0.02	—
Non-cash stock compensation expense, net of tax	0.03	0.01

Adjusted diluted earnings per share-continuing operations	$0.47	$0.39

Diluted (loss) earnings per share-discontinued operations	(0.01)	(0.01)

Adjusted diluted earnings per share	$0.47	$0.37

EBITDA and Adjusted EBITDA Reconciliation	Six Months Ended		Six Months Ended
	June 30, 2013		June 30, 2012
	Total	Percent of Revenue	Total	Percent of Revenue
Income from continuing operations before non-controlling interests	$54.9	2.9%	$42.9	2.5%
Interest expense, net-continuing operations	21.9	1.2%	18.4	1.1%
Provision for income taxes-continuing operations	34.1	1.8%	27.8	1.6%
Depreciation and amortization-continuing operations	65.4	3.4%	42.5	2.5%

EBITDA-continuing operations	$176.2	9.3%	$131.5	7.6%
Sintel litigation settlement expense	2.8	0.1%	—	0.0%
Non-cash stock compensation expense	6.6	0.3%	2.2	0.1%
Loss on extinguishment of debt	5.6	0.3%	—	0.0%

Adjusted EBITDA-continuing operations	$191.2	10.1%	$133.7	7.7%

Adjusted Net Income and Adjusted Diluted EPS Reconciliations	Six Months Ended
	June 30,
Adjusted Net Income Reconciliation	2013	2012
Income from continuing operations before non-controlling interests	$54.9	$42.9
Sintel litigation settlement expense, net of tax	1.7	—
Non-cash stock compensation expense, net of tax	4.1	1.3
Loss on extinguishment of debt, net of tax	3.5	—

Adjusted income from continuing operations	$64.1	$44.2

(Loss) income from discontinued operations, net of tax	(1.4)	1.4

Adjusted net income	$62.7	$45.6

Adjusted Diluted EPS Reconciliation
Diluted earnings per share-continuing operations	$0.65	$0.52
Sintel litigation settlement expense, net of tax	0.02	—
Non-cash stock compensation expense, net of tax	0.05	0.02
Loss on extinguishment of debt, net of tax	0.04	—

Adjusted diluted earnings per share-continuing operations	$0.76	$0.53

Diluted (loss) earnings per share-discontinued operations	(0.02)	0.02

Adjusted diluted earnings per share	$0.74	$0.55

Guidance, EBITDA and Adjusted EBITDA Reconciliation	Years Ended
	2013 Est.	2012	2011
Income from continuing operations before non-controlling interests	$147	$116.6	$97.5
Interest expense, net-continuing operations	47	37.4	34.5
Provision for income taxes-continuing operations	91	76.1	61.8
Depreciation and amortization-continuing operations	142	92.0	74.2

EBITDA-continuing operations	$426	$322.1	$267.9
EBITDA margin-continuing operations	10.3%	8.6%	9.5%
Sintel litigation settlement expense	3	9.6	—
Non-cash stock compensation expense	13	4.4	3.6
Gain from remeasurement of equity interest in acquiree	—	—	(29.0)
Multi-employer pension plan withdrawal charge	—	—	6.4
Loss on extinguishment of debt	6	—	—

Adjusted EBITDA-continuing operations	$448	$336.1	$248.9

Adjusted EBITDA margin-continuing operations	10.8%	9.0%	8.8%

Guidance, Adjusted Net Income and Adjusted Diluted EPS Reconciliations

	Years Ended
Adjusted Net Income Reconciliation	2013 Est.	2012	2011
Income from continuing operations before non-controlling interests	$147	$116.6	$97.5
Sintel litigation settlement expense, net of tax	2	5.8	—
Non-cash stock compensation expense, net of tax	8	2.7	2.2
Gain from remeasurement of equity interest in acquiree, net of tax	—	—	(17.8)
Multi-employer pension plan withdrawal charge, net of tax	—	—	3.9
Loss on extinguishment of debt, net of tax	3	—	—

Adjusted income from continuing operations	$160	$125.1	$85.8

Adjusted Diluted EPS Reconciliation
Diluted earnings per share-continuing operations	$1.72	$1.42	$1.13
Sintel litigation settlement expense, net of tax	0.02	0.07	—
Non-cash stock compensation expense, net of tax	0.10	0.03	0.03
Gain from remeasurement of equity interest in acquiree, net of tax	—	—	(0.20)
Multi-employer pension plan withdrawal charge, net of tax	—	—	0.05
Loss on extinguishment of debt, net of tax	0.04	—	—

Adjusted diluted earnings per share-continuing operations	$1.88	$1.53	$1.00

Guidance, EBITDA and Adjusted EBITDA Reconciliation	Guidance for Three Months Ended September 30, 2013		Three Months Ended September 30, 2012
	Total	Percent of Revenue	Total	Percent of Revenue
Income from continuing operations before non-controlling interests	$49	4.3%	$36.1	3.4%
Interest expense, net-continuing operations	12	1.1%	9.4	0.9%
Provision for income taxes-continuing operations	31	2.7%	23.5	2.2%
Depreciation and amortization-continuing operations	39	3.4%	22.6	2.1%

EBITDA-continuing operations	$132	11.4%	$91.7	8.6%
Sintel litigation settlement expense	—	0.0%	9.6	0.9%
Non-cash stock compensation expense	3	0.3%	1.2	0.1%

Adjusted EBITDA-continuing operations	$135	11.7%	$102.5	9.6%

Guidance, Adjusted Net Income and Adjusted Diluted EPS Reconciliations	Three Months Ended September 30,
	2013 Est.	2012
Adjusted Net Income Reconciliation
Income from continuing operations before non-controlling interests	$49	$36.1
Sintel litigation settlement expense, net of tax	—	5.8
Non-cash stock compensation expense, net of tax	2	0.7

Adjusted net income-continuing operations	$51	$42.7

Adjusted Diluted EPS Reconciliation
Diluted earnings per share-continuing operations	$0.58	$0.45
Sintel litigation settlement expense, net of tax	—	0.07
Non-cash stock compensation expense, net of tax	0.02	0.01

Adjusted diluted earnings per share-continuing operations	$0.60	$0.54

Tables may contain differences due to rounding.

MasTec, Inc. is a leading infrastructure construction company operating mainly throughout North America across a range of industries. The Company’s primary activities include the engineering, building, installation, maintenance and upgrade of energy, utility and communications infrastructure, such as: electrical utility transmission and distribution; natural gas and petroleum pipeline infrastructure; wireless, wireline and satellite communications; power generation, including renewable energy infrastructure; and industrial infrastructure. MasTec’s customers are primarily in these industries. The Company’s corporate website is located at www.mastec.com. Jose Mas, CEO of MasTec, has led the Company since April of 2007.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act. These statements are based on management’s current expectations and are subject to a number of risks, uncertainties, and assumptions, including the effect on demand for our services of further or continued economic downturns, reduced capital expenditures by our customers, reduced financing availability, customer consolidation and technological and regulatory changes in the industries we serve; market conditions, technological developments and regulatory changes that affect us or our customers’ industries; trends in oil and natural gas prices; our ability to accurately estimate the costs associated with our fixed-price and other contracts and performance on such projects; customer disputes related to our performance of services; any material changes in estimates for legal costs or case settlements or adverse determinations on any claim, lawsuit or proceeding; our ability to replace non-recurring projects with new projects; our ability to attract and retain qualified personnel, key management and skilled employees, including from acquired businesses, enforce any noncompetition agreements, integrate acquired businesses within the expected timeframes and achieve the revenue, cost savings and earnings levels from such acquisitions at or above the levels projected; the impact of U.S. federal, local or state tax legislation and other regulations affecting renewable energy, electricity prices, electrical transmission, oil and gas production, broadband and related projects and expenditures; the effect of state and federal regulatory initiatives, including costs of compliance with existing and future environmental requirements; increases in fuel, maintenance, materials, labor and other costs; fluctuations in foreign currencies; the timing and extent of fluctuations in geographic, weather, equipment and operational factors affecting the industries in which we operate; the highly competitive nature of our industry; our dependence on a limited number of customers; the ability of our customers, including our largest customers, to terminate or reduce the amount of work, or in some cases prices paid for services on short or no notice under our contracts; the impact of any unionized workforce on our operations, including labor availability and relations; liabilities associated with multi-employer union pension plans, including underfunding and withdrawal liabilities, for our operations that employ unionized workers; the adequacy of our insurance, legal and other reserves and allowances for doubtful accounts; restrictions imposed by our credit facility, senior notes, convertible notes and any future loans or securities; the outcome of our plans for future operations, growth and services, including business development efforts, backlog, acquisitions and dispositions; any dilution or stock price volatility which shareholders may experience in connection with shares we may issue as consideration for earn-out obligations in connection with past or future acquisitions, or as a result of conversions of convertible notes or other stock issuances; as well as other risks detailed in our filings with the Securities and Exchange Commission. Actual results may differ significantly from results expressed or implied in these statements. We do not undertake any obligation to update forward-looking statements.